UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 24, 2014

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

0-27446 (Commission file number)	94-3025618 (IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025

(Address of principal executive offices and zip code)

(650) 306-1650

(Registrant's telephone number,

including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 24, 2014, Apio, Inc., a Delaware corporation (“Apio”), a wholly-owned subsidiary of Landec Corporation, a Delaware corporation (“Landec”) entered into an approximately $4.1 million equipment loan with General Electric Capital Corporation (“GE Capital”). The equipment loan matures in five years with a fixed interest rate of 3.74%.

The obligations of Apio and the borrowers thereunder arising from the Loan Agreements are secured by liens (on a pari passu basis with certain other indebtedness of Apio and the borrowers) on all of the property of Apio, CalEx Trading Company, a Delaware corporation and wholly-owned subsidiary of Apio (“CalEx”), Apio Cooling L.P. (“Apio Cooling”), a California limited partnership and majority-owned subsidiary of Apio, and GreenLine Logistics, Inc., a Ohio corporation and wholly-owned subsidiary of Apio (“Greenline”).  The Loan Agreement between Apio and GE Capital contains customary provisions regarding events of default, under which obligations could be accelerated or increased.  Landec is guarantying all obligations of Apio, CalEx, Apio Cooling and GreenLine to GE Capital under the equipment loan.

The foregoing description of the Agreements does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and the terms of which are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits .

Exhibit Number	Description
10.1	Second Amendment to Loan Agreement dated as of November 24, 2014 among Apio, Inc., Apio Cooling LP and General Electric Capital Corporation.
10.2	Promissory Note dated November 24, 2014 by Apio, Inc., payable to the order of GE Capital Commercial, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION Registrant

Date: December 3, 2014	By:	/s/ Gregory S. Skinner
Gregory S. Skinner Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to Loan Agreement dated as of November 24, 2014 among Apio, Inc., Apio Cooling LP and General Electric Capital Corporation.
10.2	Promissory Note dated November 24, 2014 by Apio, Inc., payable to the order of GE Capital Commercial, Inc.